Exhibit 10.11

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), is made as of the [•] day of [•], 2018, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), CM Bermuda Ltd., a Bermuda holding company (“CM Bermuda”), [•], a [•] (“[•]”), [•], a [•] (“[•]”), [•], a [•] (“[•]”), and [•], a [•] (“[•]” and, collectively with [•], [•] and [•], the “Initial Holders”).

WHEREAS, the Company and the respective Initial Holders are parties to those certain Subscription Agreements, dated as of August 29, 2018 (the “Subscription Agreements”), pursuant to which the Initial Holders have agreed to purchase Common Shares (as defined below), Preference Shares (as defined below) and warrants to purchase Common Shares;

WHEREAS, as of the date hereof, CM Bermuda owns approximately [•]% of the Common Shares and, accordingly, can elect all of the members of the Company’s Board of Directors (the “Board of Directors”) and approve other matters submitted to the holders of the Common Shares; and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Subscription Agreements, the parties have agreed to certain matters with respect to the governance of the Company and the voting of CM Bermuda’s Common Shares and certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.                                           Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)                                 “Agreed Director” means an Independent Director mutually agreeable to CM Bermuda and Holders representing a majority of the Preference Shares; provided, that if CM Bermuda and the Holders have not identified an Agreed Director after negotiating in good faith for a period of sixty (60) days, then an Agreed Director means any Independent Director recommended for election by the Nominating and Governance Committee.

(c)                                  “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings given to those terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule.

(d)                                 “Board of Directors” has the meaning assigned to such term in the recitals.

(e)                                  “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City, New York, or Bermuda generally are authorized or obligated by law or executive order to close.

(f)                                   “CM Bermuda” has the meaning assigned to such term in the preamble.

(g)                                  “CMB Director” means Laurence Liao and any other individual Affiliated with CM Bermuda or its Affiliates who becomes a Director after the Issue Date.

(h)                                 “Common Shares” means the common shares, par value U.S.$0.01 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Common Shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction.

(i)                                     “Company” has the meaning assigned to such term in the preamble.

(j)                                    “Director” means a member of the Board of Directors or a nominee member of the Board of Directors, as the context requires.

(k)                                 “Equity Securities” means the Common Shares, the Preference Shares or any securities of the Company having voting rights in the election of the Board of Directors, or any securities evidencing an ownership interest in the Company, or any securities convertible into, exchangeable for or exercisable for any shares of the foregoing.

(l)                                     “Holders” means the Initial Holders and their respective successors and permitted assignees.

(m)                             “Independent Director” means an individual who qualifies as an “independent director” with respect to the Company and any parent or subsidiary of the Company within the meaning of Nasdaq Listing Rule 5605(a)(2) and within the meaning of Institutional Shareholder Services’ United States Proxy Voting Guidelines, in each case as amended, supplemented or replaced from time to time.

(n)                                 “Initial Holders” has the meaning assigned to such term in the preamble.

(o)                                 “Issue Date” means [•], 2018.

(p)                                 “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 23, 2018, by and among Easterly Acquisition Corp., the Company and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of the Company (as amended on August 29, 2018 and as it may be further amended from time to time).

(q)                                 “Nominating and Governance Committee” means the Nominating and Governance Committee of the Board of Directors.

(r)                                    “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

(s)                                   “Preference Shares” means the Series B preference shares, par value of U.S.$0.01 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Preference Shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction.

(t)                                    “Qualified Sale Transaction” means (i) any merger, amalgamation, consolidation or similar transaction that results in the inability of the holders of a majority of the Voting Shares immediately prior to such transaction to elect a majority of the members of the Board of Directors (or its equivalent) (without giving effect to any rights to appoint members to the Board of Directors pursuant to Section 4(e) or Section 6(h)(ii) of the Certificate of Designation in respect of the Preference Shares) of the resulting entity or its parent company or (ii) any sale or transfer or related series of sales or transfers of all or substantially all of the Company’s and its subsidiaries’ consolidated assets, in each case where the per share value of the consideration received by the Company or by the shareholders of the Company in such merger, amalgamation, consolidation, similar transaction, sale or transfer (as  determined by the Board of Directors in good faith) is based on a valuation of the Company equal to or greater than (x) the Conversion Price (as defined in the Certificate of Designation in respect of the Preference Shares) multiplied by 1.675 less (y) the aggregate per share amounts of all dividends and distributions paid on the Common Shares since the Issue Date (other than dividends or distributions payable in the form of Common Shares), in each case, subject to adjustment as applicable for any subdivision (by any share split, recapitalization or otherwise) or combination (by combination, reverse share split or otherwise) or dividend or distribution in the form of Common Shares.

(u)                                 “Subscription Agreements” has the meaning assigned to such term in the recitals.

(v)                                 “Voting Shares” means the Common Shares, the Preference Shares and any other voting shares of the Company outstanding from time to time.

Section 2.                                           Election of Directors.

(a)                                 From the Issue Date until the third (3rd) anniversary of the Issue Date:

(i)                                     CM Bermuda shall, and shall cause each of its Affiliates that own Voting Shares at such time to, vote all of the Voting Shares then beneficially owned by them in favor of the election of that number of Independent Directors as is necessary to provide that at least a majority of the Board of Directors is comprised of Independent Directors or, to the extent that the foregoing does not result in a Board of Directors that is comprised of a majority of Independent Directors, then in favor of the election of each Independent Director until at least a majority of the Board of Directors is comprised of Independent Directors; and

(ii)                                  CM Bermuda shall not, and shall cause each of its Affiliates that own Voting Shares at such time not to, vote any of the Voting Shares then beneficially owned by them in favor of the removal of any Director (other than any CMB Director) other than for cause.

(b)                                 After the third (3rd) anniversary of the Issue Date and at any time following the Issue Date in the event of an increase to the size of the Board of Directors, CM Bermuda shall not, and shall cause each of its Affiliates that own Voting Shares at such time not to, cause any of the Voting Shares then beneficially owned by them to be voted in favor of the election of any Director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director.

Section 3.                                           Repurchase or Redemption of CM Bermuda Shares.

(a)   If the Company agrees to repurchase or redeem any Equity Securities held by CM Bermuda or its Affiliates (other than (i) any open market repurchase or redemption, (ii) any repurchase or redemption contemplated by the Merger Agreement and (iii) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants) (a “CMB Repurchase”), then the Company shall, by notice to each Holder, offer to redeem from such Holder (such offer, an “Offer to Repurchase”), on the same terms and conditions, Common Shares (or shares of the Company then convertible into such Common Shares on as-converted basis, including the Preference Shares) held by such Holder on a pro rata basis in proportion, as nearly as practicable, to the respective beneficial ownership percentages of CM Bermuda and its Affiliates, in the aggregate, on the one hand, and such Holder, on the other, in each case as of the date of such offer.

(b)    The Offer to Repurchase shall include: (i) the date of the anticipated Repurchase (the “Repurchase Date”), which date shall be at least five (5) business days after the Offer to Repurchase, (ii) the number of Equity Securities being repurchased pursuant to the CMB Repurchase, (iii) the number of Common Shares (or shares of the Company then convertible into Common Shares, including the Preference Shares) held by such Holder that the Company will repurchase on the Repurchase Date if so elected by such Holder, (iv) the repurchase price per Common Share (or share of the Company then convertible into a Common Share, including the Preference Shares) (the “Repurchase Price”) and (v) the manner and place designated for surrender by the Holder to the Company of its certificate or certificates representing the Common Shares (or shares of the Company then convertible into Common Shares, including the Preference Shares) to be repurchased.  In order to accept the Offer to Repurchase, in whole but not in part, each Holder shall notify the Company no later than 5:00 p.m. (New York City time) on the date that is three (3) business days after the date of the Offer to Repurchase (the “Offer Acceptance Notice”).  A failure by a Holder to accept the Offer to Repurchase within the specified time period shall be deemed to constitute a rejection of such offer by such Holder, and the Company may thereafter complete the CMB Repurchase on the terms specified in the Offer to Repurchase without the participation of such Holder.

(c)    On or before the Repurchase Date, each Holder shall surrender the certificate or certificates representing the Common Shares (or shares of the Company then convertible into Common Shares, including the Preference Shares) specified in the Offer Acceptance Notice to the Company, in the manner and place designated in the Offer to Repurchase accompanied by duly executed instruments of transfer relating thereto, or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an indemnity, in the manner and place designated in the Offer to Repurchase.  Each surrendered certificate shall be canceled and retired; provided, that if less than all the shares of the Company represented by a surrendered certificate are repurchased, then a new share certificate representing the remaining shares of the Company shall be issued in the name of the applicable holder of record of the canceled share certificate.

(d)    In exchange for the surrender to the Company by the Holder of its certificate(s) and accompanying materials in accordance with Section 3(c) above, and subject to the substantially concurrent completion of the CMB Repurchase on the Repurchase Date on the terms specified in the Offer to Repurchase, the aggregate Repurchase Price for the Common Shares (or shares of the Company then convertible into Common Shares, including the Preference Shares) being repurchased shall be payable in cash in immediately available funds to such Holder on Repurchase Date.

Section 4.                                           Certain Undertakings by CM Bermuda and its Affiliates and the Company.

(a)                           From and after the first (1st) anniversary of the Issue Date, if any Qualified Sale Transaction is approved by a majority of the Independent Directors on the Board of Directors and by the affirmative vote of holders of at least 80% of the Voting Shares (excluding Voting Shares beneficially owned by CM Bermuda or its Affiliates), then CM Bermuda shall, and shall cause each of its Affiliates that own Voting Shares at such time to, cause all of the Voting Shares then beneficially owned by them to be voted in favor of such Qualified Sale Transaction concurrently with the vote of such holders.

(b)                           CM Bermuda shall, and shall cause each of its Affiliates that own Voting Shares at such time to, cause all of the Voting Shares then beneficially owned by them to be voted against (i) any merger, amalgamation, consolidation or similar transaction involving the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or (ii) any sale or transfer or related series of sales or transfers of all or substantially all of the Company’s and its subsidiaries’ consolidated assets, in each case where the per share value of the consideration received by CM Bermuda or its Affiliates in such transaction in respect of the Equity Securities held by any of them is greater than the per share value of the consideration received by any other holder of the same class of Equity Securities.

(c)                            To the fullest extent permitted by law, the Company shall not enter into (i) any merger, amalgamation, consolidation or similar transaction involving the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or (ii) any sale or transfer or related series of sales or transfers of all or substantially all of the Company’s and its subsidiaries’ consolidated assets, in each case where the per share value of the consideration received by CM Bermuda or its Affiliates in such transaction in respect of any securities of the Company held by any of them is greater than the per share value of the consideration received by any other holder of the same class of securities in the Company.

(d)                           If at any time and from time to time the Company desires or is required to issue Common Shares to satisfy any obligations pursuant to Section 6 or Section 7 of the Certificate of Designation in respect of the Preference Shares, and any approval of the holders of Voting Shares is required in connection therewith, then CM Bermuda shall, and shall cause each of its Affiliates that own Voting Shares at such time to, cause all of the Voting Shares then beneficially owned by them to be voted in favor of any such issuance of Common Shares.

Section 5.                                           Termination of Rights.  The rights set forth in Section 2, Section 3, Section 4 and Section 7(f) shall terminate as to any Holder at the time that such Holder and its Affiliates cease to beneficially own any Preference Shares.  The rights set forth in Section 2 shall terminate as to all Holders at such time as the Holders and their respective Affiliates and permitted assigns in accordance with Section 7(a)(i) cease to collectively beneficially own at least twenty-five percent (25%) of the aggregate number of Preference Shares issued and outstanding on the Issue Date.  This Agreement shall terminate and be of no further force or effect (except Section 6 and Section 7(i), which shall survive and remain in full force and effect) at such time that fewer than twenty-five (25%) of the aggregate number of Preference Shares issued and outstanding on the Issue Date are outstanding.

Section 6.                                           Confidentiality.  For the purposes of this Section 6, “Confidential Information” means information delivered to any Holder by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by any Holder or any person acting on any Holder’s behalf, or (c) otherwise becomes known to such Holder other than through disclosure by the Company or any of its subsidiaries or from a person who is known by such Holder to be bound by a confidentiality agreement or other obligation not to transmit such information to such Holder.  Each Holder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Holder in good faith to protect confidential information of third parties delivered to such Holder, provided that any Holder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Preference Shares), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 6, (iii) any federal or state regulatory authority having jurisdiction over such Holder, or (iv) any other person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law, rule, regulation or order applicable to such Holder, (y) in response to any subpoena or other legal process or (z) in connection with any litigation to which such Holder is a party.  Each Holder will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 6 as though it were named as an Initial Holder in this Agreement. No Holder shall transact in any Preference Shares or Common Shares while in possession of material non-public information involving the Company.

Section 7.                                           Miscellaneous.

(a)                                 Successors and Assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person (including any holder of Preference Shares not party hereto) other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.  This Agreement and the rights provided to Holders hereunder shall not be assignable by any Holder without the prior written consent of the Company, except that (i) any Holder may assign its rights under this Agreement to an Affiliate of such Holder, an Initial Holder or an Affiliate of an Initial Holder in connection with a transfer of all or any portion of such Holder’s Preference Shares to such Affiliate, Initial Holder or Affiliate of an Initial Holder and (ii) any Holder may assign its rights under this Agreement (other than the rights set forth in Section 2 and the definition of “Agreed Director”, which may not be assigned without the prior written approval of the Company, which approval may be withheld in its sole discretion), to any Person in connection with a transfer of all or any portion of such Holder’s Preference Shares to such Person.  If CM Bermuda transfers any Voting Shares or Equity Securities held by it to an Affiliate, such Affiliate shall agree to be bound by the terms and conditions of this Agreement pursuant to a joinder agreement.  CM Bermuda and any Affiliate that owns Voting Shares shall be bound by the terms of this Agreement so long as CM Bermuda or such Affiliate, as applicable, owns any Voting Shares.  Any purported assignment in violation of this Section 7(a) shall be void and of no effect.

(b)                                 Certain Additional Undertakings.  Neither the Company nor, so long as any of them own Voting Shares, CM Bermuda or any of its Affiliates shall enter into any agreement or arrangement that would prevent it from fulfilling its obligations under this Agreement.

(c)                                  Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d)                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)                                  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by reputable overnight courier service), e-mail (followed by reputable overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:

(i)                                     if to CM Bermuda or any Holder, to the address of such Person set forth in the Register of Members of the Company.

(ii)                                  if to the Company, to:

c/o Sirius International Insurance Group, Ltd.

14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda

Attention: Gene Boxer
E-mail: Gene.Boxer@siriusgroup.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 7(e).

(f)                                   Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, CM Bermuda and the Holders; provided, that the Holders acting as a group may in their sole discretion waive the compliance of CM Bermuda or any of its Affiliates with any of the provisions hereof (but, for the avoidance of doubt, not any of its rights hereunder); and provided, further, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

(g)                                  Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(h)                                 Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(i)                                     Dispute Resolution. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and each party to this Agreement hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party to this Agreement waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it pursuant to Section 7(e). To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)                                    Specific Performance.  The parties agree that irreparable damage is likely to occur and that the parties will not have an adequate remedy at law in the event that any of the provisions of this Agreement is not performed in accordance with its specific term or is otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction or permanent injunction, to prevent any breach or threatened breach of any obligation pursuant to this Agreement or to enforce specifically the terms and provisions of any obligation arising under this Agreement, this being in addition and without prejudice to any other remedy to which they are entitled at law or in equity.  Each party in advance agrees to waive any requirement for the securing of such remedy, including but not limited to the posting of a bond.

(k)                                 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first written above.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:
Name:
Title:

CM BERMUDA LTD.

By:
Name:
Title:

[INITIAL HOLDER]

By:
Name:
Title:

[INITIAL HOLDER]

By:
Name:
Title:

[INITIAL HOLDER]

By:
Name:
Title:

[INITIAL HOLDER]

By:
Name:
Title: